Exhibit 99.2

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Christine Battist, 763-577-2828

The Mosaic Company Announces Additional Potash Expansions

PLYMOUTH, MN, April 4, 2008 – The Mosaic Company (NYSE: MOS) announced today a long term potash capacity expansion plan in Saskatchewan, Canada in response to continuing robust global demand for potash. The total expansions announced, together with those announced in May 2007, are expected to increase Mosaic’s annual capacity by approximately 5.1 million metric tonnes at an estimated average capital cost that is significantly lower than greenfield projects. Upon completion of these expansions, Mosaic’s total annual capacity will approximate 15.5 million tonnes, maintaining Mosaic as one of the premier potash companies in the world. The expansions are projected to occur over the next twelve years, with the first expansion production coming on line in 2009. Some of the expansions are already underway while others are in the planning and approval stages.

In addition to these expansions, approximately 1.3 million tonnes of annual capacity will revert to Mosaic within the next few years upon the expiration of a third party tolling agreement at Esterhazy.

“We believe the global demand and supply fundamentals support this growth in our capacity and will allow us to fulfill our growing customer needs,” stated Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “We are positioned to bring on what we believe is the lowest cost incremental capacity in the industry while maintaining the flexibility to moderate the timing of these expansions as demand materializes,” Prokopanko added.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

Location	Estimated Annual Capacity Increase (tonnes in millions)	Estimated Cost (current dollars in millions)	Estimated Completion
Esterhazy, Saskatchewan	0.9	$700	2012
	0.9	1,000	2020

	1.8	1,700

Belle Plaine, Saskatchewan	0.1	20	2010
	0.4	100	2012
	1.5	800	2014-2017

	2.0	920

Colonsay, Saskatchewan	0.3	30	2009
	1.0	500	2013-2016

	1.3	530

Total	5.1	$3,150

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management’s current estimates; accidents involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine as well as potential mine fires, floods, explosions or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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